Exhibit 99.1

SIRIUS XM ADDS 257,000 NET SUBSCRIBERS IN THE FOURTH QUARTER

SIRIUS XM to Report Over $100 Million of Free Cash Flow for 2009

NEW YORK – January 19, 2010 – SIRIUS XM Radio (NASDAQ: SIRI) today announced that it ended the year with 18,772,758 subscribers, adding 257,028 net subscribers in the fourth quarter of 2009.

“Based on preliminary financial data, we expect to report over $100 million of free cash flow for 2009, an extraordinary improvement over the pro forma negative free cash flow of $552 million that the company experienced in 2008,” noted Mel Karmazin, Chief Executive Officer, SIRIUS XM. “This is the first year in our history that we have generated positive free cash flow for the entire year. Our fourth quarter subscriber results mark two consecutive quarters of net subscriber additions for SIRIUS XM and are the highest since the third quarter of 2008. Improvements in automotive sales, conversion rates and better than anticipated self-pay churn suggest that the outlook for the auto sector and the effects of the economy on our business are beginning to improve,” Mr. Karmazin added.

The company also announced that the conversion rate to a self-pay subscription from a trial included in the sale of a vehicle for the fourth quarter of 2009 was 46.4%, up from 44.2% in the fourth quarter of 2008, and that self-pay churn was 1.97% for the fourth quarter of 2009. “We expect to meet our guidance and report over $400 million in pro forma adjusted operating income, an improvement of over $500 million from the pro forma adjusted operating income for 2008, and an improvement of nearly $1 billion from the pro forma adjusted operating income for 2007, the last full year prior to the merger of SIRIUS and XM,” said David Frear, Chief Financial Officer, SIRIUS XM.

The company’s self-pay subscriber base increased by 247,182 in the fourth quarter to 15,703,932 subscribers, while total paid and unpaid trials included in the sale of a vehicle remained level with the prior quarter and the prior year at approximately 3.6 million.

SIRIUS XM plans to release full-year 2009 financial results in February 2010.

###

About SIRIUS XM Radio

SIRIUS XM Radio is America's satellite radio company delivering to subscribers commercial-free music channels, premier sports, news, talk, entertainment, and traffic and weather.

SIRIUS XM Radio has content relationships with an array of personalities and artists, including Howard Stern, Martha Stewart, Oprah Winfrey, Rosie O’Donnell, Jamie Foxx, Barbara Walters, Opie & Anthony, Bubba the Love Sponge®, Bob Edwards, Chris “Mad Dog” Russo, Jimmy Buffett, The Grateful Dead, Willie Nelson, Bob Dylan and Tom Petty. SIRIUS XM Radio is the leader in sports programming as the Official Satellite Radio Partner of the NFL, Major League Baseball®, NASCAR®, NBA, NHL®, and PGA TOUR® and major college sports.

SIRIUS XM Radio has arrangements with every major automaker. SIRIUS XM Radio products are available at shop.sirius.com and shop.xmradio.com, and at retail locations nationwide, including Best Buy, RadioShack, Wal-Mart and independent retailers.

SIRIUS XM Radio also offers SIRIUS Backseat TV, the first ever live in-vehicle rear seat entertainment featuring Nickelodeon, Disney Channel and Cartoon Network; XM NavTraffic® service for GPS navigation systems delivers real-time traffic information, including accidents and road construction, for more than 80 North American markets.

Free cash flow is calculated as net cash provided by operating activities, less additions to property and equipment, Merger related costs and restricted and other investment activity.

We refer to net loss before interest and investment income, interest expense net of amounts capitalized, income tax expense, loss from redemption of debt, loss on investments, other expense (income), restructuring and related cost, depreciation and amortization, and share related payment expense as adjusted income from operations.

Free cash flow and adjusted income from operations are not measures of financial performance under United States generally accepted accounting principles. We believe free cash flow and adjusted income from operations are useful measures of our operating performance. Pro forma free cash flow and pro forma adjusted operating income exclude the effects of stock-based compensation, purchase accounting adjustments, and includes the results of operations of XM prior to the July 28, 2008 Merger.

We measure the percentage of subscribers that receive our service and convert to self-paying after the initial promotion period. We refer to this as the “conversion rate.” At the time of sale, vehicle owners generally receive between three and twelve month prepaid trial subscriptions and we receive a subscription fee from the automaker. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. We measure conversion rate three months after the period in which the trial service ends.

Self-pay monthly churn represents the monthly average of self-pay deactivations by the quarter divided by the average self-pay subscriber balance for the quarter.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving SIRIUS and XM, including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “ are expected to,” “anticipate,” “believe,” “plan,” “estimate,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of SIRIUS’ and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SIRIUS and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: our substantial indebtedness; the businesses of SIRIUS and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the useful life of our satellites; our dependence upon automakers and other third parties; our competitive position versus other forms of audio and video entertainment; and general economic conditions. Additional factors that could cause SIRIUS’ and XM’s results to differ materially from those described in the forward-looking statements can be found in SIRIUS’ Annual Report on Form 10-K for the year ended December 31, 2008 and XM’s Annual Report on Form 10-K for the year ended December 31, 2008, which are filed with the Securities and Exchange Commission (the "SEC") and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and SIRIUS and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

G-SIRI

Contact Information for Investors and Financial Media:

Investors:

William Prip
212 584 5289
william.prip@siriusxm.com

Hooper Stevens
212 901 6718
hooper.stevens@siriusxm.com

Media:

Patrick Reilly
212 901 6646
patrick.reilly@siriusxm.com